Exhibit 10.1

FOURTH AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT, effective as of March 1, 2015 (this “Amendment”) by and between RYMAN HOSPITALITY PROPERTIES, INC., a Delaware corporation and successor in interest by merger to Gaylord Entertainment Company (the “Company”), and MARK FIORAVANTI, a resident of Nashville, Davidson County, Tennessee (“Executive”), is to the Employment Agreement, dated as of February 25, 2008 by and between Gaylord and Executive, as amended (the “Agreement”).

WITNESSETH:

WHEREAS, the Company and Executive entered into the Agreement pursuant to which, among other things, the Company agreed to hire Executive as one of its senior executives; and

WHEREAS, the Executive has been promoted to the position of President and Chief Financial Officer, and the parties have agreed to make certain modifications to the Agreement in connection with such promotion.

NOW, THEREFORE, in consideration of the continued employment of Executive by the Company, the agreements made herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Amendment of Section 2(a)(i) of the Agreement. Section 2(a)(i) of the Agreement is amended and restated in its entirety to provide as follows:

“(i) During the Employment Period, Executive shall serve the Company as its President and Chief Financial Officer and report directly to the Company’s Chief Executive Officer. Executive shall supervise the financial conduct of the business and affairs of the Company, and perform such other duties as the Company’s Chief Executive Officer shall reasonably determine.”

2.	Amendment of Section 3(a) of the Agreement. Section 3(a) of the Agreement is amended and restated in its entirety to provide as follows:

“(a) Base Salary. The Company shall pay to Executive an annual salary of $475,000. Executive’s annual salary shall be reviewed annually by the Human Resources Committee of the Board of Directors (the “Human Resources Committee”), and any increase shall be made in the discretion of and approved by the Human Resources Committee and ratified by the Board of Directors (such annual salary, together with any increases under this subsection (a), being herein referred to as the “Base Salary”).”

3.	Amendment of Section 5(d)(ii) of the Agreement. Section 5(d)(ii) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(ii) The assignment of Executive, over his reasonable objection, of any duties materially inconsistent with his status as President and Chief Financial Officer or a substantial adverse alteration in the nature of his responsibilities.”

4.	Amendment of Section 5(d)(iii) of the Agreement. Section 5(d)(iii) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(iii) A reduction by Company in his annual base salary of $475,000 as the same may be increased from time to time pursuant to Section 3(a) hereof.”

5.	Miscellaneous. Capitalized terms used, but not otherwise defined herein, shall have the same meaning provided in the Agreement. This Amendment shall be deemed to be a contract under the laws of the State of Tennessee and shall be construed and enforced with the internal laws of said state. This Amendment may be executed in two or more counterparts, all of which taken together shall be deemed one original.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

RYMAN HOSPITALITY PROPERTIES, INC.

By:	/s/ Scott Lynn
Name:	Scott Lynn
Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Mark Fioravanti
Mark Fioravanti